Exhibit 99.1

DZS Completes Acquisition of KEYMILE

  Strategic Acquisition Brings Together Two Major Broadband Vendors to Empower Global Service Providers with Freedom of Choice and to Advance the Internet Connection Experience to Their Customers.

Oakland, Calif. – January 3, 2019 – DASAN Zhone Solutions, Inc. (NASDAQ: DZSI or “DZS” or the "Company"), a global leader in fiber access transformation for enterprise and service provider networks, today announced it has completed the acquisition of KEYMILE, a leading solution provider and manufacturer of telecommunication systems for broadband access. With the acquisition, DZS strengthens its extensive portfolio of broadband access solutions to offer a series of multi-service access platforms for FTTx network architectures, including ultra-fast broadband copper access based on VDSL/Vectoring & G. Fast technology.

“We are delighted that KEYMILE will provide additional choice to complement our leading fiber solutions as part of a broader portfolio to empower global service providers,” said Yung Kim, CEO, DZS. “KEYMILE, with hundreds of customers across Europe, Latin America, and other geographic regions that complement DZS, will further strengthen and develop our position in those markets.  We are excited about the significant global market opportunity ahead of us as a combined DZS.”

DZS acquired KEYMILE for EUR 10.25 million (equivalent to USD $11.78 million) in cash in exchange for all of the shares of KEYMILE.  The purchase price was paid with DZS’ available cash as well as a draw under the Company’s revolving credit line with Wells Fargo Bank and a loan from DASAN Networks, Inc.  Additional information relating to the acquisition can be found in the accompanying 8-K filing the Company filed today with the Securities and Exchange Commission.

About DASAN Zhone Solutions, Inc.

DASAN Zhone Solutions, Inc. (NASDAQ: DZSI) is a global provider of network access solutions for service providers and enterprise networks. The Company provides a wide array of reliable, cost-effective networking technologies—including broadband access, mobile backhaul, Ethernet switching, Passive Optical LAN, and software-defined networks—to a diverse customer base that includes more than 1,000 of the world’s most innovative network operators. DASAN Zhone Solutions is headquartered in Oakland, California, with operations in more than 20 countries worldwide.

DASAN Zhone Solutions, the DASAN Zhone Solutions logo, and all DASAN Zhone product names are trademarks of DASAN Zhone Solutions, Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or products names are all subject to change without notice.

About KEYMILE
Founded in 2002 and headquartered in Hanover, Germany, KEYMILE is a leading provider of telecommunication systems for broadband access. Its portfolio includes solutions for all types of FTTx network architectures: based on copper with VDSL/vectoring/G.Fast technology and on optical fiber for active and passive optical fiber networks. Network operators worldwide use KEYMILE’s products to provide top bandwidth to subscribers flexibly and cost-efficiently and to implement an open-source network architecture. Parallel operation of IP/Ethernet and TDM technology allows migration to packet-based voice and data transmission. KEYMILE supports its customers with comprehensive services throughout the life cycle of a network. The company is headquartered in Hanover, Germany, with subsidiaries and partners worldwide and has installed its systems in more than 100 countries.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under federal securities laws. Words such as “anticipate,” “believe,” “expect,” “intend,” “may,” “will,” and similar expressions are intended to identify forward-looking statements. In addition, forward-looking statements include statements that refer to the Company’s business and products. Actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause actual results to differ include commercial acceptance of the Company’s products; competition in the communications equipment market; the Company’s ability to execute on its strategy and operating plans; and economic conditions. See also the risk factors in the Company’s Form 10-K and other SEC filings available at www.sec.gov. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements for any reason.

Media Contact

DASAN Zhone Solutions

Pei Hung	Mario Blandini
Vice President of Finance and Investor Relations	Head of Global Marketing
Phone +1 510.777.7386	Phone +1 510.777.7044
Fax +1 510.777.7001	Fax +1 510.777.7001
phung@dasanzhone.com	mblandini@dasanzhone.com